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                                                                     Exhibit 3.6
                                                                     -----------



                             ARTICLES OF AMENDMENT
                             ---------------------


                           TO THE DEPARTMENT OF STATE
                          COMMONWEALTH OF PENNSYLVANIA


          In compliance with the requirements of Article VIII of the Business Corporation Law approved the 5/th/ day of May, 1933, P.L. 364, as amended, providing for amendments to the Articles of Incorporation of Pennsylvania corporations, WILLIAM M. WILSON'S SONS, INC., desiring to amend its Articles of Incorporation, hereby certifies under its corporate seal that:

          1.   The name of the corporation is WILLIAM M. WILSON'S SONS, INC.

          2. The location of the corporation's registered office is 8/th/ Street and Franconia Avenue, Lansdale, Montgomery County, Pennsylvania.

          3. The corporation was formed under the Act of May 5, 1933, P.L. 364, as amended.

          4.   The date of incorporation is July 30, 1945.

          5. The following Amendments to the corporation's Articles of Incorporation authorizing the capital stock to be increased by 8,500 shares of Class A

Preferred Stock and setting forth the Articles of Incorporation in their entirety were adopted by consents in writing signed by all the holders of Common Stock and all the holders of Preferred Stock, being all the shareholders entitled to vote thereon, which consents have been filed with the Secretary of the corporation.

          6. At the time of the action of the shareholders 485 shares of Common Stock and 1105 shares of Preferred Stock of the corporation were issued and outstanding.

          7. In the action taken by written consents of shareholders approving the said Amendments, 485 shares of Common Stock, as a class, and 1105 shares of Preferred Stock, as a class, were voted in favor of the adoption of the said Articles of Amendment and no shares of either class of stock were voted against such adoption.

          8.   The said Amendments, set forth in full, are as follows:
          RESOLVED, that the Articles of William M. Wilson's Sons, Inc. be and hereby are amended and restated in their entirety so as to read in full as follows:

                             ARTICLES OF AMENDMENT
                             ---------------------

          These Articles of Amendment set forth in their entirety the Articles of Incorporation of William M. Wilson's Sons, Inc. as the same shall exist upon the date these Articles of Amendment are approved and filed in the Department of State of the Commonwealth of Pennsylvania.

          ARTICLE 1    The name of the corporation is WILLIAM M. WILSON'S SONS,
          ---------
INC.

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          ARTICLE 2  The location and post office address of the registered
          ---------
office of this corporation is 8/th/ Street and Franconia Avenue, Lansdale, Montgomery County, Pennsylvania, 19446.

          ARTICLE 3  This corporation has been organized and is existing under
          ---------
the Act of the General Assembly of Pennsylvania of May 5, 1933, P.L. 364, as amended. The purposes for which this corporation has been organized are:

          A. To buy, sell, manufacture, distribute, repair and lease equipment for the petroleum and chemical industries.

          B. To acquire, hold, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks, and trade names, relating to or useful in connection with any business of the corporation.

          C. To transact such other business as may be necessary or desirable in connection with the foregoing purposes.

          ARTICLE 4  The term of this corporation's existence is perpetual.
          ---------

          ARTICLE 5  The authorized capital stock of this corporation is
          ---------
$1,010,500, divided into (A) 500 shares of Common Stock, par value $100.00 per share, (B) 1,105 shares of Preferred Stock, par value $100.00 per share, and (C) 8,500 shares of Class A Preferred Stock, par value $100.00 per share. The powers, preferences and rights of the shares of each class of this corporation's capital stock, and the qualifications, limitations and restrictions thereof, are as follows:

          A.  Common Stock.
              ------------

              1. Each outstanding share of Common Stock of this corporation shall be entitled to one vote at all meetings of shareholders and as otherwise provided by law, and may be voted cumulatively at all elections of directors at which such shares are entitled to vote. The right of the holders of Common Stock to vote for the election or removal of directors shall be suspended upon the happening of any event described in Subsection
     C.9 of this Article 5 for such duration as is specified therein.

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

          B.  Preferred Stock.
              ---------------

              1. Each share of Preferred Stock shall be entitled to cumulative dividends, as and when declared by the Board of Directors out of the surplus of the corporation available for dividends, at the rate of 5% of the par value per annum, before any dividends shall be paid upon the Class A Preferred Stock or upon the Common Stock. In addition thereto, each share of Preferred Stock shall be entitled to participate equally with each share of Common Stock in all dividends declared by the Board of Directors for any fiscal year after there has been paid (or provision made for payment) upon each share of Common Stock dividends for such year at the rate of 27 1/2% of the par value thereof; it being the intention hereof that the participating rights of the Preferred Stock shall afford return on investment, by way of dividends, equal to that received by the Common Stock after the Common Stock has received 27 1/2% of par value, subject to the right of Preferred Stock to a preference in cumulative dividends as above provided.

              2. The corporation may at any time, or from time to time, as shall be permitted under the laws of the Commonwealth of Pennsylvania, redeem the whole or any part of the Preferred Stock at the par value thereof plus accumulated unpaid dividends to the date of redemption. At least thirty days notice of every redemption shall be given to the holders of record of the Preferred Stock to be redeemed, in such manner as shall be provided from time to time by resolution of the Board of Directors. If at any time the corporation shall determine to redeem less than the whole amount of the Preferred Stock then outstanding, the shares to be redeemed shall be ascertained in such equitable manner as shall be provided, from time to time, by the Board of Directors. The Board of Directors shall have full discretion to prescribe and regulate, from time to time, the procedure to be followed in and all details concerning the redemption of the Preferred Stock. If on or before the redemption date named in the notice of redemption the funds necessary for such redemption shall have been set aside by the corporation so as to be available for payment on demand to the holders of the Preferred Stock so called for redemption, then, notwithstanding that any certificate of the Preferred Stock so called for redemption shall not have been surrendered for cancellation, the right to dividends and all other rights in respect of such stock shall cease and determine from and after the date of redemption so designated, except only the right of the holder to receive the redemption price therefor but without interest. Certificates for shares redeemed shall be

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

     surrendered to the corporation and the number of shares redeemed shall be cancelled.

              3. Except as otherwise provided by law, no holder of Preferred Stock shall be entitled to cast any vote on account of ownership thereof or to receive notice of meetings of shareholders.

              4. In the event of any liquidation, dissolution or winding up of the corporation, the assets available for distribution to shareholders shall be distributed first to the holders of Preferred Stock to the extent of the par value thereof plus unpaid dividends accumulated to the end of the calendar or fiscal year of the corporation immediately preceding the distribution or the first installment thereof before any sum shall be paid to, or assets distributed among, the holders of Class A Preferred Stock or the holders of Common Stock.

          C.  Class A Preferred Stock.
              -----------------------

              1. The holders of record of each outstanding share of Class A Preferred Stock shall be entitled to receive out of the funds legally available for dividends, when and as declared by the Board of Directors, dividends in cash thereon at the rate of 5% of the par value thereof per annum, payable quarterly on the first day of January, April, July and October of each year, commencing April 1, 1966. All such dividends on the Class A Preferred Stock shall be cumulative so that, if for any quarterly period dividends at the rate of 5% per share per annum shall not have been declared and paid or set apart for payment on the Class A Preferred Stock outstanding, the deficiency shall be declared and paid or set apart for payment prior to the making of any dividend or other distribution on outstanding shares of Common Stock. Dividends on the Class A Preferred Stock shall accrue from the date of issue.

              2. Anything in the foregoing Subsection C.1 to the contrary notwithstanding, the corporation shall be under no obligation to set apart or pay any dividends on Class A Preferred Stock prior to July 1, 1968. Dividends which, but for the provisions of Subsection C.1, would otherwise be payable before July 1, 1968 on each share of Class A Preferred Stock may be deferred by the corporation, at the option of the Board of Directors, and to the extent deferred shall accumulate during such period, and such dividends, hereafter called "accumulated deferred dividends," shall be payable in twenty

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

     substantially equal quarterly installments to the holders of such shares beginning July 1, 1968.

              3. Whenever but only when dividends, including the full accumulated deferred dividends for all past quarterly dividend periods, on all shares of Class A Preferred Stock at the time outstanding shall have been paid and the full dividend for the then current dividend period shall have been declared and a sum sufficient to pay same set apart therefor, then dividends may be declared and paid on the Common Stock out of funds available for dividends without the declaration or payment of any additional dividends on the Class A Preferred Stock.

              4. Upon the dissolution or liquidation of the corporation or a sale of all of its assets, whether voluntary or involuntary, the holders of Class A Preferred Stock shall be paid in cash $100 per share plus an amount equal to all accrued and unpaid dividends thereon to the date of payment, including accumulated deferred dividends, whether or not such dividends shall have been earned or declared, and premium payable, if any; but no more, before any sum shall be paid to, or assets distributed among, the holders of Common Stock. Only after the holders of Class A Preferred Stock shall have been paid such amounts as they are entitled to receive may the remaining assets and funds of the corporation be paid to, or distributed among, the holders of Common Stock. In case the net assets of the corporation are insufficient to pay the holders of all outstanding shares of Class A Preferred Stock the full amount to which they are entitled, the entire net assets of the corporation shall be distributed ratably among the holders of all outstanding shares of Class A Preferred Stock. A consolidation or merger of the corporation with any other corporation or corporations shall not be deemed a dissolution or liquidation within the meaning of this Subsection C.4.

              5. The corporation, at the option of its Board of Directors, may redeem at any time or from time to time all or any of the outstanding shares of Class A Preferred Stock upon payment in case of the redemption price of (i) the par value per share so to be redeemed, plus (ii) accrued dividends thereon to the date fixed for redemption, including all accumulated deferred dividends, whether or not same have been earned or declared, plus (iii) the following premium stated in percentage of par value:

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

     If redeemed on or before January 1, 1967 ............... 5%
     or thereafter but on or before January 1, 1968 ......... 4%
     or thereafter but on or before January 1, 1969 ......... 3%
     or thereafter but on or before January 1, 1970 ......... 2%
     or thereafter but on or before January 1, 1971.......... 1%
     or thereafter .........................................none provided, however, that not less than thirty days prior to the date fixed for such redemption, written notice of the time and place thereof shall be mailed to the holders of record of the shares of Class A Preferred Stock so to be redeemed at their respective addresses as the same appear upon the books of the corporation. In case of redemption of less than all of the outstanding Class A Preferred Stock, the shares to be redeemed shall be chosen in such equitable manner as the Board of Directors may determine; provided, however, that at the option of any holder of Class A Preferred Stock called for redemption, the corporation shall redeem the entire amount of Class A Preferred Stock held by such holder.

              6. Upon the death of any holder of Class A Preferred Stock the corporation shall upon the written request of the personal representative of such decedent redeem such number of shares of Class A Preferred Stock held by the decedent as may be necessary to pay estate, inheritance, legacy and succession taxes imposed because of the decedent's death and funeral and administration expenses incurred by the decedent's estate. Upon any such redemption, the redemption price shall not include the amount of premium specified in Subsection C.5, but shall otherwise be the redemption price stated therein.

              7. At any time after notice of redemption has been given in the manner herein prescribed or, in the case of redemption of all the outstanding Class A Preferred Stock, after the corporation shall have delivered to any bank or trust company having its principal office in Philadelphia, Pennsylvania, and having capital and surplus of at least $5,000,000, an instrument in writing irrevocably authorizing such bank or trust company to give notice of redemption of Class A Preferred Stock in the name of the corporation and in the manner herein prescribed, the corporation may deposit the amount of the aggregate redemption price with any such bank or trust company named in such notice, in trust for the holders of the shares so to be redeemed, payable on the date fixed for redemption as aforesaid and in the amounts aforesaid to

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

     the respective order of such holders on endorsement of their certificates to the corporation or otherwise, as may be required, and upon surrender of the certificates for such shares. Upon deposit of the aggregate redemption price as aforesaid or, if no such deposit be made, upon the date fixed for redemption (unless the corporation shall default in providing monies for payment of the redemption price as set forth in said notice) all dividends on the shares called for redemption shall cease to accrue and the holders thereof shall cease to accrue and the holders thereof shall cease to be shareholders with respect to said shares and shall be entitled only to receive the redemption price pursuant to notice as aforesaid, from such bank or trust company or from the corporation, without interest thereon, upon endorsement of certificates, if required, and upon the surrender of the certificates for such shares, and the corporation shall cancel the number of shares redeemed. Any moneys deposited for redemption and which shall remain unclaimed at the end of six years from the date fixed for redemption shall be repaid to the corporation upon its request, after which repayment the holders of such shares so called for redemption shall look only to the corporation for payment of the redemption price thereof. Any interest accrued on any funds so deposited shall belong to the corporation and shall be paid to it from time to time.

              8. So long as any of the Class A Preferred Stock shall be outstanding, the corporation shall not, without the written consent or affirmative vote of the holders of at least 50% of the number of shares of Class A Preferred Stock at the time outstanding, such vote to be taken at a meeting duly called and held for that purpose:

                    a. alter, change or repeal any of the provisions of the Articles of Incorporation or of any amendment thereto; or

                    b. authorize or increase the authorized number of shares of any class of stock, or issue any shares of any class of stock, whether or not the same have any preference over the Class A Preferred Stock; or

                    c. merge or consolidate with any other corporation, or sell, lease or convey all or substantially all of the property or the business of the corporation or sell or lease for a period longer than five years any of the real estate of the corporation, or voluntarily dissolve, liquidate or wind up the corporation; or

                    d. enter into loan agreements or incur debts for a term of longer than twelve months the aggregate principal amount of which shall exceed $190,000, at any one time outstanding.

     Upon any failure to comply with the provisions of this Subsection C.8, and upon the demand of any holders of Class A Preferred Stock, the par value of all outstanding shares of Class A Preferred Stock held by such holder, dividends accrued thereon, including accumulated deferred dividends, and premium, if any, shall become due and payable as a debt to such holder of the Class A Preferred Stock.

              9. Holders of outstanding shares of Class A Preferred Stock shall have no right to vote such shares except (i) as provided by law (ii) as provided by Subsection C.8 above and (iii) as hereinafter stated. If any of the following events, hereinafter called "defaults", shall occur, to wit:

                    a. dividends on the Class A Preferred Stock shall be in arrears and such arrears shall aggregate an amount equal to four quarterly dividends, which need not be consecutive; or

                    b. the corporation shall during the period from and after July 1, 1968 to March 1, 1973 inclusive, default in the payment of any installment due with respect to accumulated deferred dividend; or

                    c. the assets of the corporation shall at the end of any fiscal quarter be less than two times the corporation's liabilities; or

                    d. the amount of the corporation's cash and receivables, the latter adjusted for bad debt loss, shall at the end of any fiscal quarter be less than the amount of the corporation's current liabilities; or

                    e. the amount of the corporation's unconsolidated net working capital shall at the end of any fiscal quarter be less than $790,000, the term "net working capital" to mean the excess of current assets of the corporation over its current liabilities, both to be determined as to classification and amount of items by reference to generally accepted accounting principles theretofore consistently applied to the corporation; or

                    f. the corporation's net earnings in each of any two consecutive fiscal years, after deduction for all taxes, shall be less than two times the dividend requirements for such year and the redemption premiums if any, due on the Class A Preferred Stock in such year;

     then upon the request of the holders of not less than 10% of the shares of Class A Preferred Stock at the time outstanding filed in writing with the Secretary of the corporation, a special stockholders' meeting shall be called to be held within fifteen days after receipt of such request, at which meeting the holders of the outstanding shares of the Class A Preferred Stock, voting separately as a class, shall be entitled to elect all directors of the corporation, and the tenure of office of the then existing directors shall cease. Such voting rights of the holders of the Class A Preferred Stock shall continue until all dividends thereon which are unpaid and in arrears shall have been fully paid and the corporation shall have declared the dividend thereon for the then current period and set aside funds for the payment thereof, and until all due and unpaid installments of deferred accumulated dividends have been paid in full and the corporation shall have provided for the payment of the installment due for the then current period, and until any default with respect to paragraphs c. through f. of this Subsection C.9. shall have been cured, whereupon such voting rights shall cease, subject to being again revived from time to time upon the recurrence of any condition above described as giving rise thereto.

              10. The corporation shall furnish to any holder of Class A Preferred Stock upon request as soon as available and in no event later than thirty days after the end of each fiscal quarter a balance sheet of the corporation as of the end of such period, setting forth in reasonable detail the financial condition of corporation, together with a statement of the earnings of the corporation for such quarter, none of which need be audited, but which shall be certified by an authorized financial officer of the corporation. Such financial reports shall be accompanied by the certificate of such officer (i) setting forth a computation in reasonable detail of all ratios or financial requirements required to be maintained under the provisions of the foregoing Subsection C.9, and (ii) stating that to the best of such officer's knowledge and belief the corporations not in default in performance or observance of any of the terms or conditions of the foregoing Subsections C.8 or C.9, or if the corporation be in default, specifying the same.

              11. As soon as available and in any event within ninety days after the end of a fiscal year the corporation will send to each holder of Class A Preferred Stock an auditor's report of the financial condition of the corporation, including balance sheets, profit and loss statement and reconciliation of surplus statement of the corporation for such year, setting forth in each case in comparative form corresponding figures from the proceeding annual audit, all in reasonable detail and certified by independent pubic accountants selected by the corporation. Such certificate shall include or be accompanied by the written statement of such accountants which shall (i) include a computation in reasonable detail of all ratios or financial requirements required to be maintained under the provisions of the forgoing Subsection C.9, and (ii) which shall state that in making the examination necessary to said certification they have obtained no knowledge of any default by the corporation in the performance or observance of any of the terms or conditions of the foregoing Subsection C.9, or if the accountants shall have obtained knowledge of any such default, they shall disclose such default in such statement.

              12. A representative of the holders of at least 25% of the shares of outstanding Class A Preferred Stock may at such shareholders' expense inspect any of the properties, corporate books and financial records of the corporation and any subsidiary thereof and discuss the affairs, finances and accounts of such corporations with the principal officers at such times and as often as they may reasonably request.

              13. Waiver by any holder of Class A Preferred Stock of his right to receive any dividend, or of his right to remove and elect directors upon the happening of any event described in Subsection C.9 above, or of his right to receive financial reports as provided in Subsections C.10 and C.11, shall not operate as a waiver of successive rights accruing to such holder.

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

          IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be signed by its President and its corporate seal, duly attested by its Secretary, to be hereunto affixed this 29th day of December, 1965.


                            WILLIAM M. WILSON'S SONS, INC.


                            By /s/ Ronald M. Wilson
                               -------------------------------------------------
                               Ronald M. Wilson, President


Corporate Seal
Attest:

/s/ Raymond C. Williamson
-----------------------------------------------
Raymond C. Williamson, Secretary


          Approved and filed in the Department of State on the 29th day of December, 1965.



                            __________________________________
                            Secretary of the Commonwealth





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